GOLD RUN INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                            Adopted December 7, 2007

                                  INTRODUCTION

      Ethical business conduct is critical to our business and is the responsibility of all of us. This Code of Business Conduct and Ethics (the "Code") has been developed as a guide to our legal and ethical responsibilities. This Code is designed to deter wrongdoing and to promote:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      o full, fair, accurate, timely and understandable disclosure in reports and documents we file with or submit to the U.S. Securities and Exchange Commission (the "SEC") and in our other public communications;

      o     compliance with applicable laws, rules and regulations;

      o     the prompt internal reporting of violations of this Code; and

      o     accountability for adherence to this Code.

      This Code applies to all directors, officers and employees of Gold Run Inc. and any subsidiaries it may form in the future (collectively, "Gold Run", the "Company", "we" or "us"). This Code should help guide your conduct in the course of our business. Many of the principles described in this Code, however, are general in nature, and the Code does not cover every situation that may arise. Use common sense and good judgment in applying this Code. IF YOU HAVE ANY QUESTIONS ABOUT THE CODE, OR ARE UNSURE ABOUT WHETHER AN ACTION OR INACTION THAT YOU INTEND TO TAKE IS PERMITTED UNDER THE CODE, PLEASE CONTACT OUR CHIEF EXECUTIVE OFFICER OR OUR OUTSIDE COUNSEL, CURRENTLY HECHT & ASSOCIATES, P.C., NEW YORK, NEW YORK.

      We are committed to continuously reviewing and updating our policies and procedures. We therefore reserve the right to amend, alter or terminate this Code at any time and for any reason, subject to applicable law. This Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures for more specific instruction, including but not limited to your employment agreements, if any.
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      Part of your job and ethical responsibility is to help enforce this Code.
You should be alert to possible violations and report possible violations pursuant to the "Whistleblower Process" described below. Violations of law, this Code or our other policies or procedures can lead to disciplinary action up to and including termination of employment.

                                BASIC PRINCIPLES

COMPLIANCE WITH GOVERNMENT AND INDUSTRY REGULATION

      You must comply with all applicable federal, state and local laws, regulations, rules and regulatory orders applicable to our business. Each employee, director, agent, contractor and consultant must acquire appropriate knowledge of the requirements of his or her locale relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from our legal counsel. Violations of laws, regulations, rules and orders may subject the employee, director, agent, contractor or consultant to individual criminal or civil liability, as well as to discipline by Gold Run. These violations may also subject Gold Run to civil or criminal liability and/or the loss of business.

CONFIDENTIAL INFORMATION

      "Confidential information" includes all information concerning Gold Run that is not already known to the public. It includes any non-public information relating to how we conduct our business, our exploration or mining plans, analyses and non-public surveys or test results, proposed exploration or mining plans or activities, our customers and employees, and other persons or companies, including any information concerning securities of Gold Run or any other company obtained by virtue of the individual's position. Our confidential information is valuable property that must be protected like other Gold Run property. Such information should only be shared with employees, officers, directors and, if applicable, consultants, with a need to know.

      Confidential information must not be used for personal gain, and may not be disclosed except as a part of our business. This is true regardless of the nature of the information or the manner in which the information is acquired.

      Various laws and Gold Run policies protect the integrity of our confidential information. It is important to realize that even though information may be intangible or may not be specifically identified as confidential, it still must not be disclosed if it might reasonably be deemed as confidential or secret. If there is a business necessity to share such information with third parties, including contractors or consultants, please contact our legal counsel.


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      Employees, officers and directors must not use improper means (such as industrial espionage, trespassing or deception) to seek out, accept or use confidential information belonging to Gold Run or to third parties. We must neither accept nor solicit confidential information from a new employee regarding a third party, or hire someone for the purpose of obtaining a third party's confidential information from the new employee. When a Gold Run employee leaves the company to work elsewhere, the employee may not remove, disclose or use our confidential information.

      We may legitimately obtain confidential information from other entities, individuals, suppliers or potential suppliers in connection with exploration, production, project evaluation or other business activities. Normally this will be accompanied by a confidentiality agreement that specifically identifies the confidential information and how Gold Run may use it. Strict compliance with those limitations is required.

INSIDER TRADING

      Trading in Gold Run stock, or the stock of any other company, based on material information that has not been disclosed to the public, or divulging such information to others so that they may trade in such stock, is a particularly serious misuse of confidential information. Such activity, also known as insider trading, is prohibited and may result in the prosecution of anyone involved. To eliminate any questions of insider trading, our officers, directors and employees should limit their purchases and sales of our securities, exclusive of the exercise of warrants or options, to a 20 calendar day period after Gold Run files any Form 10-QSB or 10-KSB with the Securities and Exchange Commission.

      Any person who is uncertain whether information he or she has about Gold Run or any other company might be considered material or confidential should check with our legal counsel before buying or selling the stock of Gold Run or such other company.

PROHIBITION AGAINST SHORT SELLING OF COMPANY STOCK

      No Gold Run director, officer or other employee, agent, contractor or consultant may, directly or indirectly, sell any Gold Run equity security, including derivatives, if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. Also, no Gold Run director, officer or other employee, agent, contractor or consultant may engage in any other types of short sales. A short sale, for these purposes, means any transaction whereby one may benefit from a decline in the price of Gold Run stock. In the case of persons holding our options and warrants, this prohibition shall include short-selling against our securities underlying our options and warrants. The transactions discussed in this paragraph would not only violate this Code, but in many instances would also violate U.S. or local securities laws.


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COMPETITION AND ANTITRUST

      Antitrust laws generally prohibit agreements among competitors regarding the price of products or how or to whom they may be sold. Because any sale of gold that we may make will be handled only by a few persons, this subject will not be covered here in depth. Nevertheless, there are a number of situations, such as participation in industry associations, where Gold Run employees may interact with their counterparts from competitors. These situations may create the risk that members of the association will be accused of collusion or other unlawful activities.

      Industry meetings (including educational conferences) offer opportunities for competitors to communicate with each other, to exchange information, and, in some instances, to formulate joint positions on issues of legitimate common concern. Common activities of trade associations, for example, include the compilation and analysis of industry statistics, the discussion of legislative and regulatory developments, the formulation of voluntary industry standards and codes, and the discussion of market trends and technological developments. These activities are legitimate in most cases and can be useful -- but they also involve significant antitrust risks. Always obtain legal advice before submitting proposals, statistics or other information to a trade association, and before adopting or interpreting any standard or code that would create a hardship for any actual or potential industry member or supplier.

      Although the spirit of these laws, known as "antitrust," or "competition," or "consumer protection" or "unfair competition" laws, is straightforward, their application to particular situations may be quite complex. To ensure that Gold Run complies fully with these laws, each key employee should have a basic knowledge of them and should involve our Chief Executive Officer early on when questionable situations arise.

BUSINESS RECORDS

      ACCURACY. Gold Run requires its employees to honestly and accurately record and report financial and other business information in order to make responsible business decisions and full, fair, accurate, timely and understandable financial and other disclosures to regulatory agencies and the public. Gold Run is legally required to maintain an effective system of internal controls to ensure that transactions are properly recorded and, where appropriate, authorized, assets are safeguarded, financial records are reliable and operations are conducted in accordance with directives of our Board of Directors and our officers. All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Gold Run's transactions and must conform both to applicable legal requirements and to our system of internal controls.


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      To maintain the integrity of the accounting records, all entries in Gold
Run's books and records must be prepared carefully and honestly, be made on a timely basis, and must be supported by adequate documentation to provide a complete, accurate, and auditable record. All employees have a responsibility to ensure that their work is fair and accurate. No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry.

      Employees must timely communicate required information to our management to enable decisions regarding disclosure. Public statements and filings regarding our business and financial status must be true, accurate, complete, and not misleading in all material respects. Business records and communications often become public and all officers, directors and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies.

      Full disclosure reinforces responsibility and acts as a powerful deterrent to wrongdoing. Therefore, undisclosed or unrecorded transactions are not allowed for any purpose. Any employee having information or knowledge of any undisclosed or unrecorded transaction or the falsification of records should report it promptly as detailed under the heading "Whistleblower Process".

      MAINTAINING AND MANAGING RECORDS. We are required by local, state, federal and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing our records. Records include email, paper documents, CDs, computer hard disks, floppy disks, and all other media. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, directors, agents, contractors and Gold Run, and failure to comply with such guidelines may subject the employee, director, agent, contractor or consultant to disciplinary action, up to and including termination of employment or business relationship at Gold Run's sole discretion.


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      A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations, or the anticipation thereof, if in the opinion of counsel such investigation or litigation is a reasonable possibility. Our legal counsel, working with our Chief Executive Officer, will determine and identify what types of company records or documents are required to be placed under a legal hold. Every employee, director, agent, contractor and consultant must promptly comply with a notice of a legal hold. Failure to comply with this Code may subject the employee, director, agent, contractor or consultant to disciplinary action, up to and including termination of employment or business relationship at Gold Run's sole discretion.

      Our legal counsel will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from our Chief Executive Officer. Records or supporting documents that have been placed under a legal hold must not be destroyed, altered or modified under any circumstances. A legal hold remains effective until it is officially released in writing by our Chief Executive Officer. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with our legal counsel. If you have any questions about this Code you should contact our legal counsel.

PROTECTION AND PROPER USE OF GOLD RUN ASSETS

      CASH AND BANK ACCOUNTS. All cash and bank account transactions must be handled so as to avoid any question or suspicion of impropriety. All transactions, including cash transactions, must be recorded in Gold Run's books.

      All accounts of Gold Run funds must be established and maintained in the name of Gold Run and may be opened or closed only upon the authority of Gold Run's Board of Directors or specified officers. No funds may be maintained in the form of cash, except authorized petty cash, and no Gold Run funds may be maintained in an anonymous (numbered) account at any bank. Payments into numbered bank accounts by Gold Run may leave us open to suspicion of participation in a possibly improper transaction. Therefore, no disbursements of any nature may be made into numbered bank accounts or other accounts not clearly identified as to their ownership.

      No payments may be made in cash other than regular, approved cash payrolls and normal disbursements from petty cash supported by signed receipts or other appropriate documentation. No cash transaction may exceed $100. Further, corporate checks may not be written to "cash," or for purchase of cashier's checks not specifically identified as to account and payee, except with the specific written approval of the legal department when cash or cash equivalent payments are required under local law.


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      Foreign banking laws often differ from those of the United States. Gold
Run may not take advantage of foreign banking laws (such as bank secrecy laws) to avoid U.S. banking laws. On the other hand, Gold Run must also comply with the laws of foreign jurisdictions in which the company operates. If any question arises as to the propriety of a banking relationship, seek guidance from our legal counsel.

      GOLD RUN ASSETS AND TRANSACTIONS. All employees, officers and directors have a duty to protect Gold Run's assets and ensure their efficient use. Individuals having control over company assets and transactions are expected to handle them with the strictest integrity and ensure that all transactions are executed in accordance with management's authorization.

      Employees, officers and directors are personally accountable for Gold Run funds over which they have control. Individuals who spend Gold Run funds should ensure the company receives good value in return and must maintain accurate records of such expenditures. Individuals who approve or certify the correctness of a bill or voucher should know that the purchase and amount are proper and correct. Obtaining or creating false invoices or other misleading documentation or the invention or use of fictitious sales, purchases, services, loans, entities or other financial arrangements is prohibited.

      SOFTWARE. All software used by employees to conduct our business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and Gold Run to potential criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination.

CONFLICTS OF INTEREST

      A conflict of interest occurs when the private interest of a director, officer or key employee, or an immediate family member of any one of them (collectively, the "Covered Persons"), may interfere with our interests. Such a conflict may result in divided loyalties, and when loyalties are divided, it is hard to be objective about a decision. This Code discourages Covered Persons from assuming a private interest that influences his or her ability to act in our best interest, makes it difficult to perform his or her work objectively and effectively, or gives the appearance of a conflict. We require that Covered Persons fully disclose to us any situations that reasonably could be expected to give rise to, or the appearance of, a conflict of interest.


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      Private interests that may give rise to a conflict of interest are interests that: (1) are substantial in light of the financial circumstances of the Covered Person holding such interest; or (2) involve significant investments in, or compensation arrangements with, an entity that does business, transacts or competes with us.

      For purposes of this Code of Business Conduct and Ethics, a corporate opportunity is a business opportunity that (1) a Covered Person intends to pursue, whether through investment or participation in the business, (2) the Company might reasonably be interested in pursuing, and (3) the Company might reasonably pursue, given the Company's current business plans and capacities and the nature of the opportunity. A corporate opportunity is also any business opportunity which would result in a Covered Person competing with Gold Run. This Code requires that Covered Persons promptly and fully disclose all such corporate opportunities to the Company and follow the steps outlined herein prior to pursuing these opportunities for themselves. Notwithstanding anything else in this Code, Covered Persons are prohibited from (a) taking for themselves personal opportunities that are discovered through the use of Gold Run property, information or position, or (b) using our corporate property, our information or position with us for personal gain.

      It is impossible to describe every situation that may give rise to potential conflicts of interest and opportunities, and Covered Persons should therefore err on the side of disclosure in assessing which potential conflicts or opportunities are covered by this Code. Here are examples of some, but not all, situations requiring disclosure under this Code:

      o Association with a precious metal exploration or mining firm actually or potentially in a position to compete with the Company for (a) exploration prospects, (b) access to sources of financing for gold exploration activities or (c) access to potential purchasers of gold mining prospects from the Company;

      o Acquisition of rights to or an interest in a prospect for gold exploration within a reasonably close geographical proximity to a prospect targeted for exploration by the Company;

      o Acquisition of an interest in a gold mining company with whom we are negotiating a sale of gold mining prospect;


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      o     Entry by us into a services contract with an entity in which a
            Covered Person has a substantial financial interest; or

      o Receipt of compensation from any company or persons with whom we have a transaction, contract or other arrangement.

PROCEDURES FOR ADDRESSING CONFLICTS OF INTEREST

      DISCLOSURE. In connection with any actual or possible conflict of interest, including any corporate opportunity, a Covered Person must promptly after first becoming aware of such actual or potential conflict, fully disclose:

      o the existence of an actual or potential conflict of interest and all material facts known to the Covered Person at that time with respect to such conflict of interest; or

      o the existence of any potential corporate opportunity in which he or she is or would be a participant (whether as an officer, director or employee) or his or her investment (valued at fair market value) is or would be in excess of $25,000, and all material facts known to the Covered Person at that time with respect to such investment, participation and corporate opportunity.

      Any required disclosure shall be made in writing to the Chief Executive Officer, or, in his absence, to all of the disinterested members of the Board of Directors of the Company, being the directors who have no involvement with the particulars of the actual or potential conflict of interest (the "Disinterested Directors"). If the Chief Executive Officer has any actual or potential conflicts, he or she must report them to the Chairman, or, in his absence, to all of the disinterested members of the Board of Directors. Any required disclosure may also be made to our outside counsel, currently Hecht & Associates, P.C., New York, New York.

      BOARD ACTION. After appropriate disclosure of a conflict of interest or corporate opportunity and the material facts related thereto, and after any discussion with any person or persons, including the interested person, in which the Disinterested Directors may choose to engage, such Disinterested Directors, acting as a committee of the full board with authority to act on its behalf, shall decide if a conflict of interest exists with respect thereto, or if, with respect to a potential corporate opportunity, such transaction or arrangement should remain available for the Company to pursue on its own behalf. If the Disinterested Directors determine that there is a conflict of interest, they shall proceed to determine whether the proposed transaction, arrangement, or circumstances is fair, reasonable, and in the best interest of the Company, and if not, shall take such action as is necessary to ensure that all Covered Persons remain in compliance with their fiduciary duties to the Company. If the Company takes no action to acquire the disclosed corporate opportunity within 30 days commencing as of the date of disclosure, then the Covered Person(s) making such disclosure may pursue their own interests with respect to such corporate opportunity.


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      The Disinterested Directors shall be empowered to take such actions as are necessary to remediate conflicts of interest or respond to violations of this Code, including without limitation, disciplinary action or termination of employment.

PAYMENTS OR GIFTS FROM OTHERS

      Under no circumstances may employees, directors, agents, contractors or consultants accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or any opportunity for the commission of any fraud. Gifts valued at under $100, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this Code. Questions regarding whether a particular payment or gift violates this Code are to be directed to our legal counsel.

      Gifts given by Gold Run to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in our books and records.

FOREIGN CORRUPT PRACTICES ACT

      Gold Run requires full compliance with the Foreign Corrupt Practices Act ("FCPA") by all of its employees, directors, agents, contractors and consultants. All employees, directors, agents, contractors and consultants, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the moral, ethical and professional standards. FCPA compliance includes our policy on Maintaining and Managing Records discussed above. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior written approval of our Chief Executive Officer.


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COMPANY SPOKESPERSONS

      Specific policies have been established regarding who may communicate information to the press and the financial analyst community. Any inquiries or calls from financial analysts should be referred to our Chief Financial Officer. All inquiries or calls from the press should be referred to our Chief Executive Officer.

      Gold Run has designated our Chief Executive Officer and Chief Financial Officer as our official spokespersons for all matters, including financial matters. These designees are the only people who may communicate with the press or financial analysts on behalf of Gold Run.

      No other person may communicate with the press or financial analysts on behalf of Gold Run unless specifically authorized to do so in writing in advance by our Chief Executive Officer or Chief Financial Officer, for a specific purpose, and then only to the extent so authorized. Any employee or director publication or publicly made statement that might be perceived or construed as attributable to Gold Run and that is made outside the scope of his or her employment or directorship must be reviewed and approved in writing in advance by our legal counsel and must include a disclaimer that the publication or statement represents the views of the specific author and not of Gold Run.

                     SPECIAL PROVISIONS FOR SENIOR OFFICERS

      Our Chief Executive Officer, Chief Financial Officer and other corporate officers (collectively, the "Corporate Officers") shall be subject to the following additional specific policies:

      SEC REPORTS. The Corporate Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Corporate Officers promptly to bring to the attention of the Board of Directors any material information of which he or she may become aware that could affect the disclosures made by the Company in its public filings or otherwise assist the Company in fulfilling its responsibilities.

      FINANCIAL REPORTING. Each Corporate Officer shall promptly bring to the attention of the Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.


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      VIOLATIONS OF LAWS OR CODE. Each Corporate Officer shall promptly bring to the attention of the Chief Executive Officer and our legal counsel any information he or she may have concerning any violation of any applicable law, or of this Code of Business Conduct and Ethics, by persons who have a significant role in the Company's financial reporting, disclosure or internal controls.

                             "WHISTLEBLOWER" PROCESS

      Gold Run is committed to maintaining an atmosphere of open communication and trust between employees and management. Furthermore, the integrity of our financial information is paramount. Our financial information guides the decisions of the Board of Directors and is relied upon by our stockholders and the financial markets. For those reasons, we must maintain a workplace where employees who reasonably believe that they are aware of conduct in violation of this Code or our legal duties (including, but not limited to, questionable accounting, informal accounting controls, or auditing matters, or the reporting of fraudulent financial information to our stockholders, the government or the financial markets) can raise those concerns free of any harassment, discrimination or retaliation. Therefore, we encourage those employees to report those concerns as set forth below.

REPORTING AND INVESTIGATION

      If you have reason to believe that you have become aware of a possible violation of this Code or applicable law, you must immediately report the possible violation. Examples of reportable actions include, but are not limited to, any indication of fraud, failing to timely or properly record financial transactions on our books and records, misappropriation of Company resources, substantial variation in our financial reporting methodology from prior practice or from generally accepted accounting principles, disclosures in reports filed with the SEC and other public disclosures that are not full, fair, accurate, timely and understandable, conduct that is not honest and ethical, conflicts of interest, potential violations of governmental rules and regulations or this Code, and the falsification, concealment or inappropriate destruction of corporate or financial records.

      Any report may be made anonymously, at your option, and must be made in one of the following ways:

      o     By contacting your supervisor;

      o     By contacting our Chief Executive Officer, or


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      o     By contacting our legal counsel.

      Any supervisor receiving a report must forward that report by using one of the above reporting methods.

      Regardless of which reporting method you choose, please include in your report a discussion of the following items: (i) a description of the matter or irregularity, (ii) the period of time during which you observed the matter or irregularity, and (iii) any steps that you have taken to investigate the matter or irregularity, including reporting it to a supervisor and the supervisor's reaction.

      All reports may include, at your option, your contact information in the event that additional information is needed. As stated above, however, there is no requirement that the report identify you, if you choose to remain anonymous.

      All complaints under this Code will be taken seriously and will be promptly and thoroughly investigated. All information disclosed during the course of the investigation, including the name of the reporting person, will remain strictly confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law.

      All employees have a duty to cooperate in the investigation of reports of any conduct covered by this Code. Employees will be subject to disciplinary action, including the termination of their employment, if they fail to cooperate in an investigation or deliberately provide false information during an investigation.

      If, at the conclusion of its investigation, Gold Run determines that a violation of our legal duties or policies has occurred, we will take remedial action commensurate with the severity of the offense. That action may include disciplinary action against the accused party, up to and including termination. In addition, where warranted, we may seek indemnification, sue for damages or refer the violation to law enforcement for criminal prosecution. The specific action taken in any particular case depends on the nature and gravity of the conduct or circumstances reported and the quality of the information provided. Reasonable and necessary steps will also be taken to prevent any further violations of law or this Code.

DISCRIMINATION, RETALIATION OR HARASSMENT

      Any employee reporting concerns under this Code has a lawful right to raise those concerns without fear of harassment, discrimination or retaliation. As a result, Gold Run strictly prohibits any discrimination, retaliation or harassment against any person who reports conduct in violation of our legal duties or policies (including questionable accounting or auditing matters, or the reporting of fraudulent financial information) based on the person's reasonable belief that such misconduct occurred.


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      Gold Run also strictly prohibits any discrimination, retaliation or harassment against any person who participates in an investigation of such complaints, including:

      o By providing information and otherwise assisting in investigations relating to fraud against Gold Run's stockholders conducted by (A) a federal regulatory agency, (B) a member or committee of the United States Congress or (C) any of our officers or employees, any member or committee of our Board of Directors or any agent or representative acting on their behalf; or

      o By filing, testifying at, participating in or otherwise assisting a proceeding filed or about to be filed relating to allegations of fraud against our stockholders.

      If you later believe that you have been subject to discrimination, retaliation, or harassment for having made a report under this Code, you must immediately report those facts to your supervisor, if any, to our Chief Executive Officer or to our legal counsel. It is imperative that you bring those matters to our attention promptly, so that any concern of discrimination, retaliation, or harassment can be investigated and addressed promptly and appropriately.

      Any complaint involving discrimination, retaliation or harassment related to the reporting or investigation of conduct in violation of our legal duties or policies wil1 be promptly and thoroughly investigated in accordance with our investigation procedures. If a complaint of discrimination, retaliation or harassment is substantiated, appropriate disciplinary action, up to and including discharge, will be taken.

ADDITIONAL ENFORCEMENT INFORMATION

      In addition to our internal complaint procedure, employees should also be aware that certain federal and state law enforcement agencies are authorized to review legal compliance, including reviewing questionable accounting or auditing matters, or potentially fraudulent reports of financial information.

      Before issues or behavior can rise to that level, employees are encouraged to report questionable accounting or auditing matters, suspicion of fraudulent financial information, or discrimination, retaliation or harassment related to such reports to us as outlined above. Nothing in this Code is intended to prevent an employee from reporting information to the appropriate agency when the employee has reasonable cause to believe that the violation of a federal or state statute or regulation has occurred.


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      This Code has been developed as a guide to our legal and ethical responsibilities to achieve and maintain the highest business standards. Conduct that violates our policies will be viewed as unacceptable under the terms of employment at Gold Run. Certain violations of our policies and practices could even subject Gold Run and/or the individual employees involved to civil and/or criminal penalties.

                              DISCIPLINARY ACTIONS

      The matters covered in this Code are of the utmost importance to Gold Run, its stockholders and its business partners, and are essential to our ability to conduct our business in accordance with our stated values. We expect all of our employees, directors, agents, contractors and consultants to adhere to these rules in carrying out their duties for Gold Run.

      Gold Run will take appropriate action against any employee, director, agent, and contractor or consultant whose actions are found to violate these policies or any other company policies. Disciplinary actions may include immediate termination of employment or business relationship at Gold Run's sole discretion. Where Gold Run has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, Gold Run will cooperate fully with the appropriate authorities.

                        WAIVERS AND AMENDMENT OF THE CODE

      Any waiver of any provision of this Code for a member of our Board of Directors or an executive officer, or any amendment of this Code, must be approved in writing by our Board of Directors and promptly disclosed pursuant to applicable laws and regulations. Any waivers of any provision of this Code with respect to any other employee, agent, contractor or consultant must be approved in writing by our Chief Executive Officer.

                         PERIODIC REVISION OF THIS CODE

      A current version of this Code will be published on our website. We urge you to review this Code at least semi-annually, as it may be revised or amended from time to time.


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